SECURITIES AND EXCHANGE COMMISSION
                                     Washington, D.C. 20549


                                             FORM 15

  CERTIFICATION        AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                       12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                       15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission file number 000-32783

                     WIN OR LOSE ACQUISITION CORPORATION
               (Exact name of registrant as specified in its charter)

                          1268 Bayshore Boulevard
                            Dunedin, Florida 34698
                                (727) 734-7346
                        (Address, including zip code, and
                               telephone number,
         including area code, of registrant's principal executive offices)

                                Common Stock
                           $0.001 par value per share
            (Title of each class of securities covered by this Form)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         X               Rule 12h-3(b)(1)(i)       ___
Rule 12g-4(a)(1)(ii)       ___              Rule 12h-3(b)(1)(ii)      ___
Rule 12g-4(a)(2)(i)        ___              Rule 12h-3(b)(2)(i)       ___
Rule 12g-4(a)(2)(ii)       ___              Rule 12h-3(b)(2)(ii)      ___
                                            Rule 15d-6                ___

Approximate number of holders of record as of the
 certification or notice date:          4

       Pursuant to the requirements of the Securities Exchange Act of 1934, Win or Lose Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       Date: November 14, 2003

                                             /s/
                                      Sally A. Fonner, President